Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-162206 and 333-165513, and Form S-8 Nos. 333-165508 and 333-181744 ) of Iridium Communications Inc. of our reports dated March 6, 2012 (except for Notes 3, 6, 15, and 16, as to which the date is November 20, 2012), with respect to the consolidated financial statements of Iridium Communications Inc. and our report dated March 6, 2012 (except for the effects of the material weakness described in the sixth paragraph, as to which the date is November 20, 2012) with respect to the effectiveness of internal control over financial reporting of Iridium Communications Inc. and of our report dated March 16, 2010, with respect to the consolidated financial statements of Iridium Holdings LLC (Predecessor of Iridium Communications Inc.), included in this Annual Report (Form 10-K/A) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

McLean, VA

November 20, 2012